Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000 mww@chyron.com	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2000 jerryk@chyron.com

CHYRON SELLS PRO-BEL SUBSIDIARY

MELVILLE, N.Y. - November 6, 2003 --Chyron Corporation (OTCBB: CYRO) today announced the sale of all of the stock in its wholly-owned subsidiary Chyron UK Holdings Limited and its operating subsidiary Pro-Bel Limited which constituted all of the Company's signal distribution and automation business. The purchaser of the business is Oval (1883) Limited, a UK company jointly owned by LDC (the venture capital arm of Lloyds TSB Group) and certain members of the Pro-Bel management team. Sales of Pro-Bel in 2002 were $20.3 million with an operating loss of $1.6 million.

Gross proceeds were approximately $15.6 million before the required settlement of Pro-Bel bank obligations of approximately $2.8 million, resulting in net proceeds to the Company of approximately $12.8 million before transaction related costs. Net proceeds consists of approximately $12.0 million in cash paid at closing, $0.4 million held in escrow pending the parties agreement on the final valuation of the net assets sold and $0.4 million in the form of a 17-month promissory note issued by Oval (1883) Limited. The Company's preliminary estimate of gain on the sale is approximately $2.5 million to be recorded in the fourth quarter.

Michael Wellesley-Wesley, Chyron's CEO commented "The proceeds from the sale of Pro-Bel will enable us to significantly reduce our debt. Chyron is now able to focus 100% on our core competency, the development of real-time graphics solutions for our professional video and TV broadcast customers around the world."

On a separate note, the Company expects, based on its preliminary estimate of third quarter results, that its consolidated gross revenues for the third quarter ended September 30 will be approximately 14% lower than the second quarter of this year. Graphics division gross revenues are preliminarily estimated to be approximately 25% lower, and Pro-Bel division gross revenues are preliminarily estimated to be approximately 2% lower, as compared to their second quarter gross revenues, respectively. These preliminary results are subject to changes upon completion of the quarterly review.

Chyron

The Company the Whole World Watches, Chyron Corporation is a leading developer of broadcast television graphics software and hardware ranging from high-definition turnkey systems to OEM board-level solutions. Since introducing its first character generator in 1970, Chyron has become an industry standard whose brand name is synonymous with broadcast television graphics. Chyron's current product line includes the Duet/Lyric family of graphic and animation systems, Aprisa still and clip store systems, video mixing solutions, telestration, OEM board-level products, asset management, and more. For more information about Chyron products and services, please visit the company website at www.chyron.com (OTC BB: CYRO).

From time to time, including in this press release, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, changes in the industry, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, without limitation, the following: product concentration in a mature market, dependence on the emerging digital market and the industry's transition to DTV and HDTV, consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, the viability of the OTC Bulletin Board as a trading platform, expansion into new markets and the Company's ability to successfully implement its strategic alliance strategy.

###